Exhibit 10.2

                            CHEMICALS, EQUIPMENT, AND
                         TECHNICAL ENGINEERING SERVICES
                                SUPPLY AGREEMENT

     This Chemicals, Equipment and Technical Engineering Services Supply Agreement (this "Agreement") is entered into by and between, ADA-ES Inc., a Colorado corporation having its principal place of business at 8100 South Park Way, Unit B, Littleton, CO 80120-4525 ("ADA") and ADA-NexCoal, LLC, a Colorado limited liability company having its principal place of business at 8100 SouthPark Way, Unit B, Littleton, CO 80120 ("NexCoal") to be effective as of November 3, 2006 (the "Effective Date") as follows:

                                    RECITALS
                                    --------

     WHEREAS, ADA and NexCoal have entered into a license agreement dated effective as of November 3, 2006 (the "License Agreement"),

     WHEREAS, in order to realize the purposes of the License Agreement, NexCoal will require Chemicals and Additives, Equipment and Technical Engineering Services (as hereafter defined), and seeks to purchase such items from ADA for the purpose of developing, marketing and deploying the Technology (as such term is defined in the License Agreement), and (ii) organizing, owning, operating, managing, selling, and otherwise dealing, either directly or through one or more Subsidiaries (as such term is defined in the Operating Agreement) of the Company, in one or more businesses based on the Technology; and

     WHEREAS, ADA has agreed to supply to NexCoal, and NexCoal is willing to purchase from ADA, Chemicals and Additives, Equipment and Technical Engineering Services in accordance with the terms set forth in this Agreement;;

     NOW, THEREFORE, in consideration of the mutual promises and premises contained herein, the Parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS


     Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth below:

     1.1 "Chemicals and Additives" means the chemicals listed on Schedule A hereto to be supplied by ADA to NexCoal in accordance with the terms and conditions of this Agreement.

     1.2 "Customer Contract" means a contract between NexCoal and an unaffiliated party pursuant to which ADA is to hereunder provide NexCoal with Chemicals and Additives, Equipment and/or Technical Engineering Services for the benefit of either NexCoal or such unaffiliated party.

     1.3 "Equipment" means the equipment described on an Order Document to be supplied by ADA in accordance with Schedule A hereto.

     1.4 "Force Majeure" means an act of God, war, terrorism, hostilities, riot, fire, explosion, accident, flood or sabotage; lack of adequate fuel, power, raw materials, containers or transportation for reasons beyond such party's reasonable control; labor trouble, strike, lockout or injunction (provided that neither party shall be required to settle a labor dispute against its own best judgment); compliance with governmental laws, regulations, or orders requiring unreasonable effort or expense; breakage or failure of machinery or apparatus; or any other cause whether or not of the class or kind enumerated above, including, but not limited to, a severe economic decline or recession, which prevents or materially delays the performance of this Agreement in any material respect arising from or attributable to acts, events, non-happenings, omissions, or accidents beyond the reasonable control of the party affected, provided, however, that Force Majeure shall not relieve any party of the obligation to make any payments required hereunder unless such event affects normal banking transactions.

     1.5 "License Agreement" means the License Agreement entered into between ADA and NexCoal effective as of November 3, 2006.

     1.6 "Loss" or "Losses" has the meaning set forth in Section 7.1 hereof.

     1.7 "Operating Agreement" means the Amended and Restated Operating Agreement of NexCoal, dated as of the date hereof.

     1.8 "Order Document" has the meaning set forth in Section 3.3 hereof.

     1.9 "Prudent Industry Practice" means those practices, methods, equipment specifications and standards of safety and performance as the same may change from time to time, as are commonly used by firms providing services similar to the Technical Engineering Services and which are considered good, safe and prudent with commensurate standards of safety, performance, dependability, efficiency and economy. Prudent Industry Practice is not intended to be limited to the optimum practice or method to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices and methods.

     1.10 "Scope of Work" means the description of the work that ADA shall perform under this Agreement, as set forth on Schedule B hereto.

     1.11 "Tax" has the meaning set forth in Section 4.3 hereof.

     1.12 "Technical Engineering Services" means the technical engineering services to be provided by ADA to NexCoal and NexCoal's customers hereunder, as described in Schedule B hereto.

                                   ARTICLE II
                               SCOPE OF AGREEMENT

     2.1 Scope of Agreement. Pursuant to the Scope of Work and subject to the terms and conditions of this Agreement, ADA agrees to supply to NexCoal and NexCoal agrees to purchase from ADA, the Chemicals and Additives, Equipment and Technical Engineering Services. In order to insure the confidentiality and quality of the Technology, NexCoal agrees to buy Chemicals and Additives exclusively from ADA, and where practical, obtain Technical Engineering Services from ADA. In addition, ADA shall consider in good faith any request to supply any other Chemicals and Additives, Equipment and/or Technical Engineering Services in accordance with the terms and conditions of this Agreement, and at prices to be mutually agreed upon at such time.

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

     2.2 ADA's Subcontractors. ADA may subcontract the provision of Technical Engineering Services as it deems appropriate, provided that (i) subcontractors have a demonstrated track record of (i) performing high quality work, (ii) reliability and (iii) experience in performing the relevant tasks for which such subcontractors are contracted.

     2.3 Specifications. The Chemicals and Additives, Equipment and Technical Engineering Services supplied or furnished by ADA under this Agreement shall be of high quality, shall conform to the specifications called for in Schedules A and B, and shall comply with all applicable laws and Prudent Industry Practice.

     2.4 Permits, License and Registrations. Unless the parties otherwise agree, ADA shall obtain and maintain at ADA's sole cost and expense all permits, licenses, and registrations required by law for the sale of the Chemicals and Additives.

                                   ARTICLE III
                                ORDER & DELIVERY

     3.1 Order Procedures. Schedule C sets forth the procedure agreed to by the parties for the purchases to be made under this Agreement.

     3.2 Other Order Documents. In the event of any inconsistency between the terms and conditions contained in this Agreement and the terms and conditions of any Order Document or other written agreement executed by the parties, the terms of this Agreement shall prevail unless such Order Document or other written agreement expressly modifies such terms.

     3.3 Acceptance of Orders. Except as otherwise provided for herein, only an Order Document duly executed by NexCoal and accepted by ADA as provided in this
Article III shall constitute a firm commitment to purchase on the part of NexCoal and a firm commitment to supply or provide the subject Chemicals and Additives, Equipment and/or Technical Engineering Services on the part of ADA. As used in this Agreement, an "Order Document" shall mean a document consisting of a purchase order (or similar document) in form acceptable to ADA, which has been completed to specify with particularity at least the following (i) the Chemicals and Additives, Equipment and/or Technical Engineering Services requested, (ii) the quantities required, (iii) the time and place for delivery,
(iv) the prices to be paid therefor; and (v) any insurance and/or delivery arrangements requested to be provided by ADA.

     3.4 Delivery. All Chemicals and Additives and Equipment will be shipped FOB ADA or its designee. The term FOB shall have the meaning provided in Incoterms 2000, the ICC's international rules for interpretation of trade rules. NexCoal shall be responsible for all shipping charges, including freight and insurance. Under no circumstances shall the carrier be deemed an agent, employee, or representative of ADA.

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

     3.5 Inspection and Acceptance. NexCoal shall inspect all orders immediately upon receipt and shall notify ADA within ten (10) business days after receiving an order if there is a discrepancy between the Order Documents and the shipment. Failure to notify ADA within this period shall be deemed acceptance of the order.

     3.6 Force Majeure. If either party is prevented or delayed in the performance of any of its obligations hereunder by Force Majeure and such party gives written notice thereof to the other party within twenty (20) days of the first day of such event specifying the matters constituting Force Majeure, together with such evidence as it reasonably can give, then ADA will be excused from the performance or punctual performance, as the case may be, as from the date of such notice for so long as such Force Majeure continues.

                                   ARTICLE IV
                            PRICES AND PAYMENT TERMS

     4.1 Prices. The price to NexCoal for the Chemicals and Additives, Equipment and Technical Engineering Services shall be as set forth on Schedules A and B, respectively. The prices charged by ADA to NexCoal shall be no less favorable to NexCoal than the prices charged by ADA to customers who, during the term of this Agreement as set forth in Article 8, purchase similar volumes of substantially similar Chemicals and Additives, Equipment and Technical Engineering Services. ADA may change the prices of any Chemicals and Additives, Equipment and Technical Engineering Services supplied hereunder upon thirty (30) days advance notice to NexCoal.

     4.2 Payment Terms. Payment hereunder shall be made by NexCoal either by check payable to ADA or wire transfer to the ADA bank account specified by ADA, and shall be due thirty (30) days after the date of ADA's invoice. In the event that NexCoal does not pay an invoice in full when due, NexCoal shall pay interest on the outstanding balance at a rate of 12% per annum from the date on which the invoice was due, until the date on which payment is received by ADA.

     4.3 Taxes and Other Charges. NexCoal shall bear all taxes, duties, levies and similar charges (and any related interest and penalties) (each, a "Tax"), however designated, imposed upon or arising from the provision of Chemicals and Additives, Equipment and/or Technical Engineering Services (as the case may be) by ADA pursuant to this Agreement, except Tax imposed upon ADA's net income.

                                    ARTICLE V
                                    COVENANTS

     5.1 Insurance. ADA shall at all times maintain insurance, standard in the industry, against the risk of loss or damages arising as a result of the activities to be performed by ADA on behalf of NexCoal hereunder, including risk of loss or damages as a result of the transportation, use or storage of the Chemicals and Additives, and shall, to the extent possible, include NexCoal as an additional insured on such insurance policies. ADA shall be entitled to reimbursement from NexCoal for all out-of-pocket cost of any insurance specifically required to be purchased by it (in addition to its standard coverages) under any Customer Contract. Any such additional endorsement shall be indicated on the certificate(s) of insurance and a copy of such certificate(s) shall be provided to NexCoal, or written notice shall be given by ADA to NexCoal that it has been unable to add it as an additional insured, in order to allow NexCoal to obtain appropriate coverage in its own name.

     5.2 Promoting Safe Use Practices. ADA shall use commercially reasonable methods to inform and familiarize its employees, NexGen, customers, contractors (including transporters) and others who may handle or use the Chemicals and Additives of any potential hazards pertaining thereto. The foregoing shall not limit, or be construed to limit, the obligations of ADA under Section 4.5 hereof.

     5.3 No Unauthorized Representation. Notwithstanding anything to the contrary contained herein, neither NexCoal nor any manager, officer, member or agent of NexCoal shall hold itself out as authorized to make on behalf of ADA or otherwise, any oral or written warranty or representation regarding the Technology, Chemicals and Additives, Equipment, or Technical Engineering Services other than what is stated in written material furnished to NexCoal by ADA.

                                   ARTICLE VI
                                   WARRANTIES

     6.1 Each Party warrants that it has the right and authority to enter into this Agreement and perform its obligations hereunder.

     6.2 ADA warrants that the Chemicals and Additives comply with all applicable laws, as well as all applicable governmental registrations, registration applications, temporary registrations, experimental use permits, and emergency use exemptions.

     6.3 ADA warrants that the Technical Engineering Services will be performed in a good and workmanlike manner by qualified individuals with suitable skill, training, education and experience. This warranty shall be valid for thirty (30) days from performance of the service. NexCoal's exclusive remedy for breach of this warranty, and ADA's sole liability, shall be the reperformance of the Technical Engineering Services.

     6.4 ADA shall pass on any manufacturer's warranty on any Equipment to the maximum extent that it is able to do so. OTHERWISE, EQUIPMENT IS SOLD WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING .ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY FOR A PARTICULAR PURPOSE.

                                   ARTICLE VII
                                 INDEMNIFICATION

     Subject to the limitations set forth in Article VIII or in any other provisions of this Agreement, each party shall defend, indemnify and hold harmless the other party and its affiliates, customers, licensees, distributors, directors, officers, employees and agents from and against any losses, damages, liabilities, expenses, costs, claims, suits, demands, actions, causes of action, proceedings, judgments, assessments, deficiencies and charges (including, without limitation, reasonable attorney's fees and expenses (singly a "Loss" and collectively, "Losses"), including third party claims, arising out of, on account of or resulting from (a) the operation or conduct of such party's business, (b) the willful misconduct or gross negligence of such party or its directors, officers, employees or agents (other than the other party), and (c) the breach of any representation, warranty or covenant of such party in this Agreement.

     In addition to the indemnity provided elsewhere herein, or in the Operating Agreement, ADA shall be solely responsible for, and shall indemnify, defend and hold harmless NexCoal and any of its Affiliates (as such term is defined in the Operating Agreement) from and against, any and all Loss based upon, arising out of or in any manner related to (i) the manufacture, storage, use, handling, sale or otherwise of the Chemicals and Additives or the Equipment, and (ii) the acts or omissions of any of ADA's employees, agents or contractors performing or involved with Technical Engineering Services.

                                  ARTICLE VIII
                             LIMITATION OF LIABILITY

IN NO EVENT SHALL ADA BE LIABLE TO NEXCOAL OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, WHETHER OR NOT ADA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING IN ANY WAY OUT OF THIS AGREEMENT. IN NO EVENT SHALL THE CUMULATIVE LIABILITY OF ADA EXCEED THE TOTAL AMOUNT ADA RECEIVED HEREUNDER.

The limitations of this Article VIII will apply even if ADA has been advised of such possible damages. Some jurisdictions, states, or provinces do not allow the exclusion or limitation of incidental or consequential damages, so the limitation or exclusion included in this Agreement may not apply. All other limitations under applicable law, including any statutes of limitations, shall continue to apply. NexCoal acknowledges that ADA's pricing reflects this allocation of risk, and the limitation of liability specified in this section will apply regardless of whether any limited or exclusive remedy specified in this Agreement fails of its essential purpose.

                                   ARTICLE IX
                               TERM & TERMINATION

     9.1 Term. This Agreement shall remain in full force and effect for the term of the License Agreement, unless sooner terminated for cause by either party pursuant to Sections 9.2 or 9.3.

     9.2 Automatic Termination. This Agreement shall terminate immediately and automatically without any notice or further action by either party in the event of (1) the appointment of a trustee or receiver for or on behalf of either party, its assets, property or operations (2) assignment of assets for the benefit of the creditors of either party, (3) an adjudication of either party as bankrupt or insolvent, or (4) the dissolution or liquidation of either party.

     9.3 Other Termination. Either party may terminate this Agreement if the other party shall commit any material default of any covenant or agreement contained herein, and shall fail to remedy any such default or breach within thirty (30) days after written notice by the non-defaulting or non-breaching party.

                                    ARTICLE X
                                     GENERAL

     10.1 Notices. All notices provided for in this Agreements shall be effective when received either by (i) personal delivery or (ii) three days after deposit, postage prepaid, in the United States Mail, sent registered or certified, addressed to the parties respectively at the following addresses:

If to ADA:       ADA-ES, Inc.

                 Attn:  Dr. Michael Durham
                 8100 South Park Way, Unit B
                 Littleton, CO  80120-4525
                 Fax:  (303) 734-0330
                 Email address: miked@adaes.com

If to NexCoal:   ADA-NexCoal, LLC

                 Attn:  Mr. Charles McNeil
                 3300 South Parker Rd., Suite 520
                 Aurora, CO 80014
                 Fax:  (303) 751-9210
                 Email address:  cmcneil@nexgen-group.com

                 With a copy to:

                 Republic Financial Corporation
                 3300 South Parker Road, Suite 500
                 Aurora, CO  80014
                 Attn:  Senior Vice President
                 Fax:  (303) 751-4777
                 Email address:  jstirbis@republic-financial.com

                 and

                 Attn:  Dr. Michael Durham
                 8100 South Park Way, Unit B
                 Littleton, CO  80120-4525
                 Fax:  (303) 734-0330
                 Email address: miked@adaes.com

     10.2 Governing Law. This Agreement will be governed by the laws of the State of Colorado, without regard to the conflicts of law provisions thereof, and the District Courts located in Arapahoe County, Colorado shall have exclusive jurisdiction and venue over all suits and proceedings brought to enforce or interpret this Agreement, and the parties hereby submit to the jurisdiction and venue of said court.

     10.3 Integration. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior representations, assurances, courses of dealing, agreements, and undertakings, whether written or oral, between the parties concerning such subject matter. This Agreement will mutually benefit and be binding upon the parties, their successors and assigns.

     10.4 Amendment. This Agreement may not be amended or modified except by written agreement signed by authorized representatives of the parties.

     10.5 Independent Contractors. The parties hereto are independent contractors, and nothing herein will be construed to create a partnership, joint venture, employment, or agency relationship between the parties. Neither party will have any authority to enter into agreements or make any statements, representations or commitments or take any action of any kind on behalf of the other, and neither party will have any other power or authority to bind or obligate the other in any manner to any third party.

     10.6 Assignment. Neither party may assign any of their rights, duties or obligations under this Agreement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, that such consent may be withheld if the non-assigning party (in its sole discretion) has a reasonable basis to doubt the ability of a proposed assignee to perform the obligations of the assignor under this Agreement.

     10.7 No Third Party Beneficiaries. Nothing in this Agreement is intended to, or shall, create any third party beneficiaries, whether intended or incidental, and no party shall make any representations to the contrary.

     10.8 Severability. If any provision of this Agreement is construed to be invalid or unenforceable, such provision will be deemed to be limited or modified to the minimum extent necessary so that this Agreement shall remain in full force and effect and, as so limited or modified, remain enforceable.

     10.9 Waiver. The provisions of this Agreement may be waived only with the written consent of the party waiving any such provision. The failure of a party to enforce its rights under this Agreement for any period will not be construed as a waiver of such rights.

     10.10 Headings. Headings contained in this Agreement are for ease of reference only and have no legal effect.

     10.11 Counterparts and Facsimiles. This Agreement may be executed on facsimile copies in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same Agreement.

     10.12 Survival of Provisions on Termination. The provisions of Articles VI, VII, VIII and Section 10.2, and any other provision hereof which, by its terms, should survive termination of this Agreement, shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.


ADA-ES, INC.                                ADA-NEXCOAL, LLC


By: /s/ Michael D. Durham                   By: /s/ Mark H. McKinnies
-------------------------                   -------------------------

Name: Michael D. Durham                     Name: Mark H. McKinnies
-----------------------                     -----------------------

Title: President                            Title: Manager
----------------                            --------------





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

                                  Schedule A to
                            Chemicals, Equipment and
                 Technical Engineering Services Supply Agreement


                Chemicals and Additives and Equipment Terms List
                ------------------------------------------------

     o Mercury control halogen additive - ADA will purchase this chemical at prevailing market rate (i.e., the best rate ADA can purchase it for commercially) and will sell it to NexCoal at 50% margin (ADA's standard margin). As an example, the current commercial market rate (as of September 30, 2006) for this chemical is approximately $2000/ton, so NexCoal's price would be $3000/ton, undelivered.

     o Iron mineralizer additive - ADA's current published commercial rate for this chemical is $55/ton, undelivered. ADA will sell this additive to NexCoal at its current published commercial rate of $55/ton, plus delivery cost.

     o Other chemicals or additives that may be required for coal treatment will be sold by ADA to NexCoal at ADA's cost, plus its standard commercial mark-up of 50%. In no event will ADA charge NexCoal a greater price than it charges unaffiliated third party purchasers.

     o Equipment will be sold to NexCoal by ADA at ADA's cost, plus delivery, without mark-up.

Price changes will be provided to NexCoal in writing by ADA from time to time, based on raw material prices charged to ADA by its suppliers. However, in no event shall ADA impose cumulative annual price increases in any calendar year that exceed the increase in the Consumer Price Index for All Urban Consumers, U.S. City Average for all items (CPI-U), published by the United States Bureau of Labor Statistics of the Department of Labor for the prior calendar year. At NexCoal's request, ADA will supply NexCoal with copies of any invoices or similar or related documents evidencing the raw material prices charged to ADA by its suppliers.

     o All Chemicals and Additives and Equipment will be sold FOB ADA or its designee. ADA will arrange for purchase and delivery to the location specified in an Order Document.

     o Delivery and risk of loss will pass to NexCoal at ADA facility location (or that of its supplier). NexCoal will be responsible for transportation and insurance costs, which will be reimbursed to ADA, if not paid directly by NexCoal

     o Delivery charges and insurance arranged for by ADA will be added to each order at ADA's cost, with no mark-up.

                                  Schedule B to
                            Chemicals, Equipment and
                 Technical Engineering Services Supply Agreement


           Scope of Work and Prices for Technical Engineering Services
           -----------------------------------------------------------


Scope of Work:
--------------

ADA will provide the Technical Engineering Services specified by NexCoal from time to time on a properly tendered and accepted Order Document.


Prices for Technical Engineering Services:
------------------------------------------

Technical Engineering Services will be charged to NexCoal at ADA's published commercial rates, which as of September 30, 2006, are as follows:

ADA-ES Commercial Rates

(Effective as of November 3, 2006, subject to change on prior notice)

               Category                            Rate ($/hour)
               --------                            -------------

               Executive Management                $250

               Principal                           $170

               Project Manager                     $145

               Senior Engineer                     $135

               Engineer                            $110

               Technician                          $ 85

               Administrative Support              $ 70

Materials Fee: 10% mark-up on all direct materials aside from Chemicals and Additives specified above, subcontracts, consultants, leases, and other direct costs

                                  Schedule C to
                            Chemicals, Equipment and
                 Technical Engineering Services Supply Agreement


                                Orders Procedure
                                ----------------


The following procedures will apply to the submission and acceptance of Order
Documents:

1. NexCoal must submit a written Purchase Order (or similar document), signed by an authorized NexCoal representative, specifying in detail the Chemicals and Additives, Equipment and Technical Engineering Services requested to be supplied by ADA. Each Purchase Order must provide specific information which shall include at least the following, plus such other information as ADA may reasonably request to allow it to fulfill the order:

     (i) the Chemicals and Additives, Equipment and/or Technical Engineering Services requested,

     (ii) the quantities required,

     (iii) the time and place for delivery,

     (iv) the prices to be paid therefor; and

     (v) any insurance and/or delivery arrangements requested to be provided by ADA.

2. Upon receipt of a Purchase Order, ADA shall review it and either (i) accept it by signing it, returning a signed copy to NexCoal, or (ii) contact NexCoal with suggested changes and/or issues to be resolved to satisfy ADA's concerns.

3. NexCoal and ADA shall discuss any required changes and resolve any issues raised by ADA and/or NexCoal. NexCoal shall then resubmit the Purchase Order, with revisions as necessary to address ADA's concerns. ADA shall then review it and either (i) accept it by signing it, returning a signed copy to NexCoal, or
(ii) contact NexCoal with any further suggested changes and/or issues to be resolved to satisfy ADA's concerns.

4. This process shall continue until ADA returns a signed Purchase Order to NexCoal. Only upon ADA's written acceptance of a Purchase Order shall it become a binding agreement upon ADA.